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                                                                   Exhibit 99.1


FOR IMMEDIATE RELEASE

THE CARBIDE/GRAPHITE GROUP, INC. ENTERS INTO A DEFINITIVE PURCHASE AGREEMENT WITH RESILIENCE CAPITAL PARTNERS FOR THE ASSETS ASSOCIATED WITH C/G'S ELECTRODE AND GRAPHITE SPECIALTY BUSINESS UNIT

         Pittsburgh, Pennsylvania - August 30, 2002 - The Carbide/Graphite Group, Inc. ("C/G") today announced that as part of its efforts to emerge from Chapter 11 Bankruptcy, it has signed a definitive purchase agreement with Resilience Capital Partners LLC for the assets associated with C/G's electrode and graphite specialty business unit. The terms of the Section 363 asset sale were filed with the Western District of Pennsylvania Bankruptcy Court on August 30, 2002. Resilience Capital Partners LLC, based in Cleveland, Ohio, is an investment fund focused on restructurings and special situations and will continue to operate the electrode business in St. Marys, PA and Niagara Falls, NY, and maintain a business unit headquarters in Pittsburgh, PA. In order to facilitate the asset sale, WARN Act notices were sent to all required parties sixty days prior to the expected transaction completion date of October 31, 2002.

         Walter B. Fowler, C/G's CEO, commented "C/G is operating comfortably within the DIP financing provided by our Bank Group and we are pleased to have the Resilience organization supporting our electrode and graphite specialty business as we restructure and exit the Chapter 11 process. Many significant positive achievements have occurred both from a quality and cost perspective with the electrode business over the past year which were critical to making the transaction work. We are very grateful to the employees who were part of those efforts and achievements. We are continuing to pursue restructuring possibilities for our needle coke and carbide businesses."

         Note: This release contains forward-looking statements that are based on current expectations, estimates and projections about the industries in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and are subject to the safe harbor created thereby. These statements are based on a number of assumptions that could ultimately prove inaccurate and, therefore, there can be no assurance that such statements will prove to be accurate. Other risks and uncertainties are detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.